Exhibit 10.3

EMPLOYMENT AGREEMENT
BETWEEN
STORE CAPITAL LLC
AND TYLER MAERTZ

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 3, 2023 (the “Effective Date”), is entered into by and between STORE Capital LLC, a Delaware limited liability company (the “Company”), and Tyler Maertz (the “Executive”).

W I T N E S S E T H:

WHEREAS, up until the date hereof, the Executive served as the Executive Vice President of Acquisitions of STORE Capital Corporation (“STORE”) pursuant to the terms of an Employment Agreement with the Company and STORE Capital Advisors, LLC, dated as of April 15, 2021 (the “Existing Employment Agreement”);

WHEREAS, on the date hereof, STORE was merged with and into the Company upon the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among Ivory Parent, LLC, the Company and STORE, dated as of September 15, 2022; and

WHEREAS, the Company and the Executive desire to enter into this Agreement, which supersedes and replaces the Existing Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the future performance and responsibilities of the Executive and the Company and upon the other terms and conditions and mutual covenants hereinafter provided, the parties hereby agree as follows:

Section 1.Employment.
(a)Position. The Executive shall be employed by the Company during the Term (defined below) as its Executive Vice President of Acquisitions. The Executive shall report directly to the Chief Executive Officer.
(b)Duties. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of Executive Vice President of Acquisitions and such other executive officer duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to the Executive.
(c)Extent of Services. Except for illnesses and vacation periods or as otherwise approved in writing by the Chief Executive Officer, the Executive shall devote substantially all of the Executive’s business time and attention and the Executive’s best efforts to the performance of the Executive’s duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) make any investment in entities unrelated to the Company and its affiliates, so long as (A) the Executive is not obligated or required to, and shall not in fact, devote any material managerial efforts to such investment, and (B) such investment is not in violation of any other terms of this Agreement, including Section 10 hereof;

(ii) participate in charitable, academic or community activities, and in trade or professional organizations; or (iii) hold directorships in other businesses as permitted by the Board of Directors of the Company (the “Board”) (the activities in clauses (i) through (iii) above are collectively referred to herein as the “Excluded Activities”); provided in each case, that none of the Excluded Activities, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement.
(d)Location of Employment. The principal location of the Executive’s employment with the Company will be at the Company’s office in Scottsdale, Arizona (subject to any remote working arrangements approved by the Company), although the Executive understands and agrees that the Executive may be required to travel from time to time for business reasons.
Section 2.Term.
(a)The Executive’s employment under this Agreement shall commence on the Effective Date and, unless terminated earlier as provided in Section 7, the Executive’s employment shall continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”).
(b)Upon the expiration of the Initial Term and each Renewal Term (as defined below), the Executive’s employment will automatically continue for subsequent one (1) year terms (each a “Renewal Term”) unless either the Company or the Executive provides not less than ninety (90) days’ advance written notice to the other that such party does not wish to renew the Agreement for a subsequent Renewal Term. In the event such notice of nonrenewal is given pursuant to this Section 2(b), this Agreement will expire at the end of the then current term. The Initial Term and each subsequent Renewal Term, taking into account any early termination of employment pursuant to Section 7, are referred to collectively as the “Term.”
Section 3.Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) during the Term, which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary hereunder shall be paid at the annualized rate of $365,750. The Executive’s Base Salary shall be considered annually by the Board, and may be increased in the sole discretion of the Board. Any increase shall be retroactive to January 1 of the year in which such increase is approved. The Base Salary, as adjusted by any subsequent increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount of the Executive’s annual base salary as established and adjusted from time to time pursuant to this Section 3.
Section 4.Annual Cash Incentive Bonus.
(a)The Executive shall be eligible to receive an annual cash incentive bonus (the “Cash Bonus”) for each fiscal year during the Term, commencing with 2023. The target amount of the Cash Bonus for which the Executive is eligible shall be equal to 75% of the Base Salary (the “Target Bonus Amount”), with a “threshold” amount equal to 37.5% of the Base Salary and a maximum amount equal to 150% of the Base Salary. The actual amount of the Cash Bonus payable to the Executive with respect to any calendar year during the Term shall be based upon the satisfactory achievement of reasonable performance metrics and key performance indicators (such metrics, the “Bonus Metrics”) determined by the Board; provided that the Bonus Metrics (and definitions thereof) for each of 2023, 2024 and 2025 are as set forth on Appendix A.
(b)For purposes of this Agreement, the Bonus Metrics that apply for any applicable year shall each be determined independently of one another and the amount of the resulting Cash Bonus shall be based on the level of determination of each individual Bonus Metric based on its applicable weighting. As a result, (i) if the Board determines that any applicable Bonus Metric has been achieved at or above a “threshold” level with respect to the applicable performance year, then, based on the level of such achievement and the applicable weighting of such Bonus Metric, the Executive shall be entitled to receive payment of the corresponding Cash Bonus with respect to that Bonus Metric and (ii) if the Board determines that an applicable Bonus Metric has not been achieved at or above a “threshold” level with respect to the applicable performance year, then no Cash Bonus shall be due and payable to the Executive for such year with respect to such Bonus Metric. If any applicable Bonus Metric has been achieved at a level between a “threshold” level and a “target” level, or at a level between a “target” level and a “maximum” level, with respect to the applicable performance level, then the Cash Bonus with respect to that Bonus Metric shall be determined on the basis of linear interpolation between the applicable levels.
(c)The Cash Bonus, if any, shall be paid to the Executive no later than thirty (30) days after the date on which the Board determines (i) whether or not the applicable Bonus Metrics for such performance year have been achieved, and the level of such achievement, and (ii) the amount of the actual Cash Bonus so earned; provided that in no event shall any Cash Bonus, if earned, be paid later than March 15 of the year following the performance year to which it relates.
(d)Except as otherwise provided in Section 8(a)(ii) or Section 8(b)(ii) in connection with the termination of the Executive’s employment under certain circumstances, the Executive must be employed by the Company throughout the entirety of an applicable performance year (January 1 through December 31) in order to receive all or any portion of a Cash Bonus. For the avoidance of doubt, if the Executive was employed by the Company from January 1 through December 31 of such performance year, the Executive has met the employment criterion for Cash Bonus eligibility for that year and need not be employed by the Company thereafter, including at the time the Cash Bonus, if any, is determined or paid for that performance year, in order to receive payment of any Cash Bonus amount the Executive would otherwise be entitled to receive; provided, that the Executive will not be eligible to receive payment of any unpaid Cash Bonus if the Executive’s employment is terminated for Cause.
Section 5.Long-Term Incentive.
(a)The Executive shall be eligible to participate in a long-term cash incentive plan (the “LTIP”). Pursuant to the LTIP, the Executive will receive a long-term incentive grant every third fiscal year during the Term, each such grant to reflect a three-year performance period (the “Performance Period”) and with the first such grant to be received in fiscal year 2023 covering the 2023-2025 Performance Period, the second such grant to be received in fiscal 2026 covering the 2026-2028 Performance Period, and so on. The target amount of the LTIP grant for the initial 2023-2025 Performance Period shall be equal, on an annualized basis, to 200% of the Base Salary as in effect on the date of grant (the “Target LTIP Grant”), with a “threshold” amount equal to 33% of the Target LTIP Grant and a maximum amount equal to 300% of the Target LTIP Grant. The actual amount of any LTIP grant that will be payable to the Executive shall be based upon the satisfactory achievement of reasonable performance metrics and key performance indicators (such metrics, the “LTIP Metrics”) determined by the Board over the applicable Performance Period, with payment of the actual amount determined to be earned for the applicable Performance Period to be made as provided in Section 5(c) below; provided that the LTIP Metrics (and definitions thereof) with respect to the 2023 LTIP grant covering the Performance Period that begins on January 1, 2023 and ends on December 31, 2025 are as set forth on Appendix B and example calculations of the potential payouts of the 2023 LTIP grant at varying levels of achievement of such LTIP Metrics are as set forth on Appendix C.
(b)For purposes of this Agreement, the LTIP Metrics that apply for any applicable Performance Period shall each be determined independently of one another and the amount of the resulting LTIP payment shall be based on the level of determination of each individual LTIP Metric based on its applicable weighting. As a result, (i) if the Board determines that any applicable LTIP Metric has been achieved at or above a “threshold” level with respect to the applicable Performance Period, then, based on the level of such achievement and the applicable weighting of such LTIP Metric, the Executive shall be entitled to receive payment of the corresponding LTIP amount with respect to that LTIP Metric for such Performance Period, and (ii) if the Board determines that an applicable LTIP Metric has not been achieved at or above a “threshold” level with respect to the applicable Performance Period, then no LTIP payment shall be due and payable to the Executive for such Performance Period with respect to such LTIP Metric. If any applicable LTIP Metric has been achieved at a level between a “threshold” level and a “target” level, or at a level between a “target” level and a “maximum” level, with respect to the applicable Performance Period, then the corresponding LTIP payment with respect to that LTIP Metric shall be determined on the basis of linear interpolation between the applicable levels.
(c)The LTIP payment, if any, payable in respect of a Performance Period shall be paid to the Executive no later than thirty (30) days after the date on which the Board determines (i) whether or not the applicable LTIP Metrics for such Performance Period have been achieved, and the level of such achievement, and (ii) the amount of the actual LTIP payment so earned; provided that in no event shall any LTIP payment, if earned, be paid later than March 15 of the year following the final year of the applicable Performance Period.
(d)Except as otherwise provided in Section 8(a)(iv) or Section 8(b)(iv) in connection with the termination of the Executive’s employment under certain circumstances, the Executive must be employed by the Company throughout the entirety of an applicable Performance Period in order to receive all or any portion of an LTIP payment. For the avoidance of doubt, if the Executive was employed by the Company through the final day of the Performance Period, the Executive has met the employment criterion for the LTIP payment for that Performance Period and need not be employed by the Company thereafter, including at the time the LTIP payment, if any, is determined or paid for that Performance Period, in order to receive payment of any LTIP payment amount the Executive would otherwise be entitled to receive; provided, that the Executive will not be eligible to receive payment of any unpaid LTIP payments if the Executive’s employment is terminated for Cause.
(e)Notwithstanding anything to the contrary in this Agreement, if the Board determines in good faith that GIC and its affiliates have exited their investment in the Company (a “GIC Exit”), then the Board shall determine the level of achievement as of the date of such GIC Exit of all applicable LTIP Metrics for any Performance Period that has not been completed as of the date of such GIC Exit and shall make any corresponding LTIP payments that the Board determines are payable to the Executive in respect thereof within 30 days following the date of the GIC Exit in full satisfaction of all rights that the Executive may otherwise have with respect to the LTIP.
Section 6.Benefits.
(a)Paid Time Off. During the Term, the Executive shall be entitled to such paid time off, including sick time and personal days, generally made available by the Company to other senior executive officers of the Company, subject to the terms and conditions of the Company’s paid-time off policy.
(b)Employee Benefit Plans. During the Term, the Executive (and, where applicable, the Executive’s spouse and eligible dependents, if any, and their respective designated beneficiaries) shall be eligible to participate in and receive the benefit of each employee benefit plan sponsored or maintained by the Company and generally made available to other senior executive officers of the Company, subject to the generally applicable provisions thereof. Nothing in this Agreement shall in any way limit the Company’s right to amend or terminate any such employee benefit plan in its sole discretion, with or without notice, so long as any such amendment affects the Executive and the other senior executive officers of the Company in a similar fashion.
(c)Other Benefits. The perquisites set forth below shall be provided to the Executive subject to continued employment with the Company:
(i)Disability Insurance. The Company shall maintain a supplemental, long-term disability policy on behalf of the Executive; provided that the cost of such policy (to the Company) shall not exceed $15,000 per year or such higher amount as may be subsequently approved by the Board.
(ii)Annual Physical. The Company shall pay the cost of an annual medical examination for the Executive by a licensed physician in the Scottsdale or Phoenix, Arizona area selected by the Executive; provided that the cost for such annual medical examination shall not exceed $2,500 per year or such higher amount as may be subsequently approved by the Board.
(iii)Club Dues. The Company shall pay, or reimburse the Executive for, the monthly membership dues actually incurred by the Executive for one fitness or country club membership maintained by the Executive; provided that the payable or reimbursable amount shall not exceed $1,000 per month or such higher amount as may be subsequently approved by the Board. For the avoidance of doubt, except as specifically provided for above, the Company shall not pay, or reimburse the Executive for, any other expenses associated with such club membership (including, but not limited to, any initiation fees and personal expenditures at such club).
Section 7.Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate:
(a)Death or Disability. Immediately upon the death or Disability of the Executive. As used in this Agreement, “Disability” means the Executive’s inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, due to a mental or physical disability for a period of either (i) 90 consecutive days or (ii) 180 days in any 365 day period.
(b)For Cause. At the election of the Company, for Cause. For purposes of this Agreement, “Cause” means the Executive’s:
(i)in the reasonable judgment of the Board, refusal or neglect to perform substantially all the Executive’s employment-related duties or to abide by or comply with the lawful directives of the Board, which refusal or neglect is not cured within twenty (20) days’ of the Executive’s receipt of written notice from the Company;
(ii)personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on the business or reputation of the Company or any of its affiliates, as determined in the Board’s reasonable discretion;
(iii)violation by the Executive of any material written policy of the Company (including any policy regarding sexual, racial or other harassment or discrimination) that has been provided or made available to the Executive; provided, that, if such violation is capable of being cured without resulting in financial or reputational harm to the Company, the Executive shall have twenty (20) days after receipt of written notice of such violation to so cure;
(iv)conviction of or entrance of a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction);
(v)willful violation of any federal, state or local law, rule, or regulation that has a material adverse impact on the business or reputation of the Company or any of its affiliates, as determined in the Board’s reasonable discretion; or
(vi)material breach of any covenant contained in Section 10 of this Agreement.

The Executive’s termination for Cause shall take effect immediately upon the Executive’s receipt of written notice from the Company of such termination for Cause, which notice shall specify, with particularity, each basis for the Company’s determination that Cause exists.

(c)For Good Reason. At the election of the Executive, for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following actions or omissions, without the Executive’s written consent:
(i)A material reduction of, or other material adverse change in, the Executive’s duties or responsibilities, such that the Executive is no longer performing the duties or engaging in the responsibilities of a Executive Vice President of Acquisitions, or the assignment to the Executive of any duties or responsibilities that are materially inconsistent with the Executive’s position as Executive Vice President of Acquisitions of the Company;
(ii)A material reduction by the Company in the Executive’s annual Base Salary, Target Bonus Amount or Target LTIP Grant;
(iii) (A) the requirement by the Company that the primary location at which the Executive performs the Executive’s duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona, or (B) a substantial increase in the amount of travel that the Executive is required to do because of a relocation of the Company’s headquarters from Scottsdale, Arizona;
(iv)A material breach by the Company of any provision of this Agreement not otherwise specified in this Section 7(c), it being agreed and understood that any breach of the Company’s obligations under Section 6(c) shall not constitute a material breach of this Agreement and the Executive’s sole remedy for any breach of such Section 6(c) shall be monetary damages; and
(v)Any failure by the Company to obtain from any successor to the Company an agreement to assume and perform this Agreement as contemplated by Section 15(e).

Notwithstanding the foregoing, the Executive’s termination of employment for Good Reason shall not be effective, and Good Reason shall not be deemed to exist, until (A) the Executive provides the Company with written notice specifying, with particularity, each basis for the Executive’s determination that actions or omissions constituting Good Reason have occurred, and (B) the Company fails to cure or resolve the issues identified by the Executive’s notice within thirty (30) days of the Company’s receipt of such notice. The Company and the Executive agree that such thirty (30) day period shall be utilized to engage in discussions in a good faith effort to cure or resolve the actions or omissions otherwise constituting Good Reason, and that the Executive will not be considered to have resigned from employment during such thirty (30) day period.

(d)Without Cause; Without Good Reason. At the election of the Company, without Cause, upon thirty (30) days’ prior written notice to the Executive, or, at the election of the Executive, without Good Reason, upon thirty (30) days’ prior written notice to the Company. For the avoidance of doubt, the exercise by the Company of its right to not extend the Agreement, or the expiration of this Agreement by its terms at the end of the Term, shall constitute a termination at the election of the Company without Cause.

Section 8.Effects of Termination.
(a)Termination By the Company Without Cause or By the Executive for Good Reason. If the employment of the Executive is terminated by the Company for any reason other than Cause, death or Disability, or if the employment of the Executive is terminated by the Executive for Good Reason, then, subject to the terms and conditions of Section 15(i), the Company shall pay or provide to the Executive the following compensation and benefits:
(i)Accrued Obligations. Any and all Base Salary, Cash Bonus, LTIP and any other compensation-related payments that have been earned but not yet paid, including (if applicable) pay in lieu of accrued, but unused, vacation, and unreimbursed expenses that are owed as of the date of the termination of the Executive’s employment, in each case that are related to any period of employment preceding the Executive’s termination date (the “Accrued Obligations”). Any earned but unpaid Cash Bonus or LTIP that is part of the Accrued Obligations shall be paid at the time provided for in Section 4 or Section 5 above, as applicable. Any Accrued Obligations that constitute retirement or deferred compensation shall be payable in accordance with the terms and conditions of the applicable plan, program or arrangement. All other Accrued Obligations shall be paid within thirty (30) days of the date of termination, or, if earlier, not later than the time required by applicable law; provided that the payment of any unreimbursed expenses shall be subject to the Executive’s submission of substantiation of such expenses in accordance with the Company’s applicable expense policy;
(ii)Severance Payment.
(A)An amount equal to 1 times the Executive’s Base Salary in effect on the date of termination; plus
(B)An amount equal to the Target Bonus Amount (calculated on the basis of a full fiscal year).

The sum of the amounts payable under clauses (A) and (B) of this Section 8(a)(ii) are referred to, collectively, as the “Severance Payment.” Subject to the provisions of Section 8(e), the Severance Payment shall be paid to the Executive in a single, lump sum cash payment within sixty-two (62) days following the effective date of the Executive’s termination of employment; and

(iii)COBRA Reimbursement. If the Executive is eligible for, and elects to receive, continued coverage for the Executive and, if applicable, the Executive’s eligible dependents under the Company’s group health benefits plan(s) in accordance with the provisions of COBRA, the Company shall reimburse the Executive for a period of twelve (12) months following termination of the Executive’s employment (or, if less, for the period that the Executive is eligible for such COBRA continuation coverage) for the excess of (A) the amount that the Executive is required to pay monthly to maintain such continued coverage under COBRA, over (B) the amount that the Executive would have paid monthly to participate in the Company’s group health benefits plan(s) had the Executive continued to be an employee of the Company (the “COBRA Reimbursement”

and such amount, the “COBRA Reimbursement Amount”). COBRA Reimbursements shall be made by the Company to the Executive consistent with the Company’s normal expense reimbursement policy; provided that the Executive submits documentation to the Company substantiating the Executive’s payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA Reimbursements that otherwise would be due to the Executive under this Section 8(a)(iii), then the Company will, subject to the provisions of Section 15(i), in lieu of any such COBRA Reimbursements, provide to the Executive a taxable monthly payment in an amount equal to the COBRA Reimbursement Amount, which payments will be made regardless of whether the Executive elects COBRA continuation coverage (the “Alternative Payments”). Any Alternative Payments will cease to be provided when, and under the same terms and conditions, COBRA Reimbursements would have ceased under this Section 8(a)(iii). For the avoidance of doubt, the Alternative Payments may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable taxes and withholdings, if any. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole, good faith discretion that it cannot provide the Alternative Payments contemplated by the preceding sentence without violating Section 2716 of the Public Health Service Act, the Executive will not receive such payments.
(iv)LTIP. A cash payment equal to the product of (A) the LTIP payment that the Executive would have received for any Performance Period that has not been completed as of the date of such termination if the Executive had continued in employment through the end of the Performance Period, if any, based on the Board’s determination of actual performance for the entire Performance Period in accordance with Section 5, and (B) a fraction, the numerator of which is the number of days the Executive was employed during such Performance Period and the denominator of which is the total number of days in the Performance Period (the “Pro-Rated LTIP Payments”). Such cash payment shall be made at the same time as it would have been paid in accordance with Section 5 if the Executive had remained employed through the end of the applicable Performance Period.
(b)Termination on Death or Disability. If the employment of the Executive is terminated due to the Executive’s death or Disability, the Company shall have no further liability or further obligation to the Executive except that the Company shall pay or provide to the Executive (or, if applicable, the Executive’s estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of the Executive’s death) the following compensation and benefits:
(i)The Accrued Obligations, at the times provided and subject to the conditions set forth in Section 8(a)(i) above;
(ii)An amount equal to the Target Bonus Amount for which the Executive is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the Executive was employed by the

Company prior to the effective date of the Executive’s termination of employment, payable as set forth in Section 8(a)(ii) above;
(iii)COBRA Reimbursement for 18 months provided in accordance with Section 8(a)(iii) above; and
(iv)The Pro-Rated LTIP Payments in accordance with Section 8(a)(iv) above.
(c)By the Company for Cause or By the Executive Without Good Reason. In the event that the Executive’s employment is terminated (i) by the Company for Cause, or (ii) voluntarily by the Executive without Good Reason, the Company’s sole obligation shall be to pay the Executive the Accrued Obligations at the times provided and subject to the conditions set forth in Section 8(a)(i) above; provided, that, if such termination is for Cause then the Executive shall not be eligible to receive any unpaid Cash Bonus or LTIP payments.
(d)Termination of Authority; Resignation from Boards. Immediately upon the termination of the Executive’s employment with the Company for any reason, or the expiration of this Agreement, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of the Executive’s terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following the termination or expiration of the Executive’s employment for any reason, the Executive shall resign from the Board (and the boards of directors or managers of the Company or any affiliate of the Company) if then a member and shall execute such documentation as the Company shall reasonably request to evidence the cessation of the Executive’s terminated or expired positions.
(e)Release. Prior to the payment by the Company of the payments and benefits provided under Sections 8(a)(ii)-(iv) or Sections 8(b) (ii)-(iv) hereunder, if any, and in no event later than sixty-two (62) days following the effective date of the Executive’s termination, the Executive (or, if applicable, the Executive’s representative) shall, as a condition to receipt of such payments and benefits, deliver to the Company a General Release of Claims in a form acceptable to the Company that is effective and irrevocable with respect to all potential claims the Executive may have against the Company or its affiliates or other related parties or individuals related to the Executive’s employment. If the Executive does not timely execute and return the release, or timely revokes such release after delivery, the Company shall not be required to pay the Executive all or any portion of such payments and benefits.
Section 9.Section 280G of the Code. Notwithstanding anything contained in this Agreement to the contrary, if the Executive would receive (a) any payment, deemed payment or other benefit under this Agreement, that together with any other payment, deemed payment or other benefit the Executive may receive under any other plan, program, policy or arrangement (collectively with the payments under Section 8 hereof, the “Covered Payments”), would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that would be or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, and (b) a greater net after-tax benefit by limiting the Covered Payments so that the portion thereof that are parachute payments do not exceed the maximum amount of such parachute payments that could be paid to the Executive without the Executive’s being subject to any Excise Tax (the “Safe Harbor Amount”), then the Covered Payments to the Executive shall be reduced (but not below zero) so that the aggregate amount of parachute payments that the Executive receives does not exceed the Safe Harbor Amount. In the event that the Executive receives reduced payments and benefits hereunder, such payments and benefits shall be reduced in connection with the application of the Safe Harbor Amount in a manner determined by the Board in a manner that complies with Section 409A that first reduces any payments or benefits that are valued at full value under the applicable provisions of Section 280G, with the latest in time payments or benefits reduced first, and then reducing any payments or benefits that are valued at less than full value under the applicable provisions of Section 280G, with the latest in time payments or benefits reduced first. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax, such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company prior to the change in control or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the allocable portion of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

Section 10.Noncompetition; Nonsolicitation and Confidentiality.
(a)Consideration. The Executive acknowledges that, in the course of the Executive’s employment with the Company, the Executive will serve as a member of the Company’s senior management and will become familiar with the Company’s trade secrets and with other confidential and proprietary information and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries. The Executive further acknowledges that the business of the Company and its subsidiaries is national in scope and that the Company and its subsidiaries, in the course of such business, work with customers and vendors throughout the United States, and compete with other companies located throughout the United States. Therefore, in consideration of the foregoing, the Executive agrees that (i) the Executive shall comply with subparagraphs (b), (c), (d) and (e) of this Section 10 during the Term and for the period of time following the Term specified in each such subparagraph, and (ii) the Company’s obligation to make any of the payments and benefits to be paid or provided to the Executive under this Agreement (including, without limitation, under Section 8 and Section 9) shall be subject to the Executive’s compliance with subparagraphs (b), (c), (d) and (e) of this Section 10, during the Term and for the period of time following the Term specified in each such subparagraph.
(b)Noncompetition. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, anywhere in the United States where the Company or its subsidiaries conduct business prior to the date of the Executive’s termination of employment (the “Restricted Territory”), directly or indirectly, (i) whether as a principal, partner, member, employee, independent contractor, consultant, shareholder or otherwise, provide services to (A) any person or entity (or any division, unit or other segment of any entity) whose principal business is to purchase real estate from, and to lease such real estate back to, the owners and/or operators of businesses that (x) are operated from single-tenant locations within the United States, (y) generate sales and profits at each such location, and (z) operate within the service, retail, and manufacturing sectors, including, without limitation and for example only, restaurants, early childhood education centers, movie theaters, health clubs and furniture stores, or (B) any other business or in respect of any other endeavor that is competitive with or similar to any other business activity (a) engaged in by the Company or any of its subsidiaries prior to the date of the Executive’s termination of employment or (b) that has been submitted to the Board (or a committee thereof) for consideration and that is under active consideration by the Board (or a committee thereof) as of the date of the Executive’s termination of employment or (ii) usurp any transactional opportunity (the services described in Section 10(b)(i) and Section 10(b)(ii) are defined collectively as the “Restricted Business”). Nothing in this Section 10 shall prohibit the Executive from making any passive investment in a public company, from owning five percent (5%) or less of the issued and outstanding voting securities of any entity, or from serving as a non-employee, independent director of a company that does not compete with the Company or any of its subsidiaries (as described in this Section 10(b)), provided that such activities do not create a conflict of interest with the Executive’s employment by the Company or result in the Executive being obligated or required to devote any managerial efforts to such entity.
(c)Non-Solicitation of Employees. During the Restricted Period, except in accordance with performance of the Executive’s duties hereunder, the Executive shall not, directly or indirectly, induce any person who was employed by the Company or any of its subsidiaries during Executive’s employment with the Company and with whom the Executive had contact or about whom the Executive had access to Confidential Information during the then-immediately preceding twelve (12) calendar month period ending no later than the date of the Executive’s termination of employment to terminate employment with that entity, and the Executive shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company or any of its subsidiaries with any person who is or was employed by the Company or such subsidiary during the Executive’s employment with the Company and with whom the Executive had contact or about whom the Executive had access to Confidential Information during the then-immediately preceding twelve (12) calendar month period ending no later than the date of the Executive’s termination of employment unless, at the time of such employment, offer or other interference, such person shall have ceased to be employed by such entity for a period of at least six (6) months; provided that the foregoing will not apply to individuals solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit or hire a particular individual) or to individuals who have responded to a public solicitation to the general population.
(d)Confidentiality. During the Executive’s employment and at all times following the termination of the Executive’s employment for any reason, the Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any confidential or proprietary information pertaining to the business of the Company or any of its subsidiaries, including, without limitation, know-how; trade secrets; customer lists; pricing policies; operational methods; and other information relating to products, processes, past, current and prospective customers or other third parties, services and other business and financial affairs (collectively, the “Confidential Information”), in each case to which the Executive has had or may have access or which the Executive developed or may have developed. The Company acknowledges that, prior to the Executive’s employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages and the Company’s customers, and that the provisions of this Section 10 are not intended to restrict the Executive’s use of such previously acquired knowledge. Upon termination of the Executive’s employment with the Company for any reason, the Executive shall return to the Company all Company property and all written Confidential Information in the possession of the Executive. Notwithstanding anything in this Agreement or any other Company document to the contrary, the Executive shall be permitted, and the Company expressly acknowledges the Executive’s right, to divulge, disclose or make accessible to the Executive’s counsel any Confidential Information that, in the good faith judgment of the Executive (or the Executive’s counsel), is necessary or appropriate in order for counsel to evaluate the Executive’s rights, duties or obligations under this Agreement or in connection with the Executive’s status as an officer and/or director of the Company or any of its subsidiaries.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information to a third party (other than the Executive’s counsel), the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement; (b) consult with the Company, at the Company’s request, on the advisability of taking legally available steps to resist or narrow such request or requirement; and (c) assist the Company, at the Company’s request and expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company requests no consultation or assistance from the Executive pursuant to this provision or otherwise waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement. Further, nothing in this Agreement or any other agreement by and between the Company and the Executive shall prohibit or restrict the Executive from (i) voluntarily communicating with an attorney retained by the Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), Equal Employment Opportunity Commission or a state or local commission on human rights, or any self-regulatory organization, regarding possible violations of law, including criminal conduct and unlawful employment practices or (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, in each case without advance notice to the Company.

Pursuant to 18 U.S.C. §1833(b), the Executive acknowledges that the Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive’s attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(e)Subject to the permitted disclosures in Section 10(d), the Executive agrees that the Executive will not at any time during the Term or thereafter, directly or indirectly, in any forum or in any manner (including, but not limited to, orally, in writing or electronically whether for attribution or anonymously) to any third party (including, but not limited, to any former, current or prospective employee, client, investor, vendor or other counterparty) make, or cause to be made, any statement, or express any observation or opinion disparaging or otherwise portraying in a negative light the business, reputation, character, honesty, integrity, morality or business acumen or abilities of the Company or any of its subsidiaries, directors, officers, employees or direct or indirect equity holders, including each equity holder’s respective affiliates.
(f)Injunctive Relief with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation and confidentiality, as the case may be, set forth herein relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants or obligations contained in this Section 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 10, the Executive represents that the Executive’s economic means and circumstances are such that such provisions will not prevent the Executive from providing for the Executive and the Executive’s family on a basis satisfactory to the Executive.

Nothing in this Section 10 shall impede, restrict or otherwise interfere with the Executive’s participation in any Excluded Activities.

The Executive agrees that the restraints imposed upon the Executive pursuant to this Section 10 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 10 shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision may be modified by the court or arbitrator to permit its enforcement to the maximum extent permitted by law.

Section 11.Intellectual Property. During the Term, the Executive shall promptly disclose to the Company, its subsidiaries or their respective successors or assigns, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by the Executive in the course of the Executive’s employment, the Executive’s entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever developed solely during the Term (“Intellectual Property”), whether developed by the Executive during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its subsidiaries or its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with the Executive’s obligations under this Agreement including Section 10 thereof, so long as such books or articles (a) are not funded in whole or in part by the Company, (b) do not interfere with the performance of the Executive’s duties under this Agreement, and (c) do not use or contain any Confidential Information or Intellectual Property of the Company or its subsidiaries. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
Section 12.Disputes.
(a)Arbitration. Excluding requests for equitable relief by the Company under Section 10(f), all controversies, claims or disputes arising between the parties that are not resolved within sixty (60) days after written notice from one party to the other setting forth the nature of such controversy, claim or dispute shall be submitted to binding arbitration in Maricopa County, Arizona, including, without limitation, (i) any dispute, controversy or claim related in any way to the Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”). Arbitration of disputes under this Agreement shall proceed in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) as those rules are applied to individually negotiated employment agreements, as then in effect (“Rules”); provided, however, that both parties shall have the opportunity to conduct pre-arbitration discovery; provided, further, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; and provided, further, that, notwithstanding anything to the contrary herein, the Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable. The arbitration shall be decided by a single arbitrator mutually agreed upon by the parties or, in the absence of such agreement, by an arbitrator selected according to the applicable rules of the AAA.
(i)Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.
(ii)It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and the Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure will give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
(b)Jury Waiver. Each party to this Agreement understands and expressly acknowledges that in agreeing to submit the disputes described in Section 12(a) to binding arbitration, such party is knowingly and voluntarily waiving all rights to have such disputes heard and decided by the judicial process in any court in any jurisdiction. This waiver includes, without limitation, the right otherwise enjoyed by such party to a jury trial.
(c)Limitations Period. All arbitration proceedings pursuant to this Agreement shall be commenced within the time period provided for by the legally recognized statute of limitations applicable to the claim being asserted. No applicable limitations period shall be deemed shortened or extended by this Agreement.
(d)Arbitrator’s Decision. The arbitrator shall have the power to award any party any relief available to such party under applicable law, but may not exceed that power. The arbitrator shall explain the reasons for the award and must produce a formal written opinion. The arbitrator’s award shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction. There shall be no appeal from the award except on those grounds specified by the Federal Arbitration Act and case law interpreting the Federal Arbitration Act.
(e)Legal Fees. Notwithstanding anything to the contrary in Section 12(d), the Arbitrator shall have the discretion to order the Company to pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on all issues; provided, however, that the Company shall have no obligation to reimburse the Executive unless the amount recovered by the Executive from the Company, exclusive of fees and costs, is at least equal to the greater of (i) $50,000, or (ii) 25% of the award sought by the Executive in any arbitration or other legal proceeding.
(f)Availability of Provisional Injunctive Relief. Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, either party may file an action in any court of competent jurisdiction to seek and obtain provisional injunctive and equitable relief to ensure that any relief sought in arbitration is not rendered ineffectual by interim harm that could occur during the pendency of the arbitration proceeding.
Section 13.Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and the governing instruments of the Company, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director or employee of the Company or its subsidiaries.
Section 14.Cooperation in Future Matters. The Executive hereby agrees that for a period of twelve (12) months following the Executive’s termination of employment, the Executive shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise being reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with the Executive’s rights under or ability to enforce this Agreement.
Section 15.General.
(a)Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or by email, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, or (c) on the next business day if transmitted by nationally recognized overnight courier, in each case as follows:

to the Company:

Ivory Parent, LLC

c/o GIC Real Estate, Inc.

280 Park Avenue, 9th Floor

New York, New York 10017

Attention:  Jesse Hom and Daniel Santiago

Email: jessehom@gic.com.sg; danielsantiago@gic.com.sg

and

Oak Street Real Estate Capital, LLC

30 N. LaSalle Street, Suite 4140

Chicago, Illinois 60602

Attention: Michael Reiter and Jared Sheiker

Email: michael.reiter@blueowl.com; jared.sheiker@blueowl.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Blair Thetford, Esq.

Email: blair.thetford@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N Upper Wacker Drive

Chicago, Illinois 60606

Attention: Nancy Olson, Esq.

Email: nancy.olson@skadden.com

to the Executive:

At the Executive’s last residence and email address shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received or (ii) if sent by overnight courier, when receipted for.

(b)Severability. If a court of competent jurisdiction finds or declares any provision of this Agreement invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
(c)Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(d)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(e)Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)Entire Agreement. This Agreement contains the entire understanding of the parties and, effective as of the Effective Date, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof, including without limitation the Existing Employment Agreement. This Agreement may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive).
(g)Governing Law and Jurisdiction. Except for Section 12 of this Agreement, which shall be governed by the Federal Arbitration Act, this Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law. The Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Arizona for any lawsuit filed there against the Executive by the Company arising from or relating to this Agreement.
(h)409A Compliance. It is intended that this Agreement comply with Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of the benefit provided thereunder in a taxable year of the Executive shall not affect the amount of such benefit provided in any other taxable year of the Executive (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) any portion of such benefit provided in the form of a reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred, and (iii) such benefit shall not be subject to liquidation or exchange for any other benefit. For all purposes under this Agreement, reference to the Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company to the extent necessary to comply with and avoid imposition on the Executive of any tax penalty imposed under, Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A, any payment required to be made to the Executive hereunder upon or following the Executive’s date of termination for any reason other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code) shall, to the extent necessary to comply with and avoid imposition on the Executive of any tax penalty imposed under, Section 409A, be delayed and paid in a single lump sum during the ten (10) day period following the six (6) month anniversary of the date of termination. Any severance payments or benefits under this Agreement that would be considered deferred compensation under Section 409A will be paid on, or, in the case of installments, will not commence until, the sixty-second (62nd) day following separation from service, or, if later, such time as is required by the preceding sentence or by Section 409A. Any installment payments that would have been made to the Executive during the sixty-two (62)-day period immediately following the Executive’s separation from service but for the preceding sentence will be paid to the Executive on the sixty-second (62nd) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(i)Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
(j)Payments and Exercise of Rights After Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to the Executive’s death, all amounts thereafter due hereunder shall be paid, as and when payable, to the Executive’s spouse, if such spouse survives the Executive, and otherwise to the Executive’s estate.
(k)Consultation With Counsel. The Executive acknowledges that, prior to the execution of this Agreement, the Executive has had a full and complete opportunity to consult with counsel or other advisers of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement. The Company acknowledges that, following the execution of this Agreement, the Executive shall have the right to consult with counsel of the Executive’s choosing (at the Executive’s personal expense) concerning the terms, enforceability and implications of this Agreement and the Executive’s rights, duties and obligations hereunder and as an officer and/or director of the Company and, in so doing, may divulge Confidential Information to the Executive’s counsel.
(l)Withholding. Any payments provided for in this Agreement shall be paid after deduction for any applicable income tax withholding required under federal, state or local law.
(m)Survival. The provisions of Sections 8, 9, 10, 11, 12, 13, 14, and 15 shall survive the termination of this Agreement.

(n)Waiver of Good Reason. The Executive acknowledges and agrees that neither the completion of the transactions contemplated by the Merger Agreement or any changes to the Executive’s terms and conditions of employment, compensation or benefits as contemplated by this Agreement or otherwise will constitute Good Reason (or any similar term) under the Existing Employment Agreement or any other arrangement to which the Executive is subject.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STORE CAPITAL LLC

By:/s/ Mary Fedewa
Name: Mary Fedewa
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Tyler Maertz
 Tyler Maertz